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                                                             Exhibit (d)(22)(ii)

                                 AMENDMENT NO. 2

                          INVESTMENT ADVISORY AGREEMENT

        AMENDMENT NO. 2 to the Investment Advisory Agreement ("Amendment No. 2"), dated as of August 18, 2003, between The Equitable Life Assurance Society of the United States, a New York corporation ("Equitable"), and Marsico Capital Management, LLC ("Adviser"), a limited liability company.

        Equitable and the Adviser agree to modify and amend the Investment Advisory Agreement, dated as of February 1, 2001, and Amendment No. 1, dated as of September 1, 2001, between Equitable and the Adviser (together, the "Agreement") as follows:

        1. Equitable hereby terminates its appointment of the Adviser as the investment adviser for the allocated portion of the EQ/Aggressive Stock Portfolio.

        2. Portfolio. Equitable hereby reaffirms its appointment of the Adviser as the investment adviser for the EQ/Marsico Focus Portfolio on the terms and conditions set forth in the Agreement.

        3. Appendix A. Appendix A to the Agreement, setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fees payable to the Adviser with respect to the Portfolio for which the Adviser provides advisory services under the Agreement, is hereby replaced in its entirety by Appendix A attached hereto.

        4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

        IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first above set forth.

   THE EQUITABLE LIFE ASSURANCE                  MARSICO CAPITAL MANAGEMENT, LLC
   SOCIETY OF THE UNITED STATES

By: /s/ Peter D. Noris                        By: /s/ Christopher J. Marsico
    -------------------------------               ------------------------------

    Name:  Peter D. Noris                         Name:  Christopher J. Marsico
    Title: Executive Vice President               Title: President

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                                   APPENDIX A

                                 AMENDMENT NO. 2

                      TO THE INVESTMENT ADVISORY AGREEMENT
                      WITH MARSICO CAPITAL MANAGEMENT, LLC

Portfolio                             Advisory Fee
---------                             ------------

EQ/Marsico Focus Portfolio            0.450% of the Portfolio's average daily
                                      net assets up to and including $ 400
                                      million; 0.400% of the Portfolio's average daily net assets over $400 million and up to and including $1 billion; 0.375% of the Portfolio's average daily net assets over $1 billion and up to and including $1.5 billion; and 0.350% of the Portfolio's average daily net assets in excess of $1.5 billion.